ELDORADO BANCSHARES, INC.

                             1997 STOCK OPTION PLAN
                            (as amended and restated)


Section 1. Purpose and Duration

     1.1 Purposes. The purposes of the Eldorado Bancshares, Inc. 1997 Stock Option Plan (the "Plan") are to attract, retain and motivate employees and consultants of the Company, its Parent (if any), and any present or future Subsidiaries and to enable them to participate in the growth of the Company by providing for or increasing the proprietary interests of such persons in the Company. All Options granted under the Plan shall be Nonqualified Stock Options.

     1.2 Effective Date. The Plan is effective as of February 4, 1997, subject to approval. Prior to such stockholder approval, the Committee may grant Options conditioned on stockholder approval. If such stockholder approval is not obtained at or before the first annual meeting of stockholders to occur after the adoption of the Plan by the Board but in any event within twelve months after adoption by the Board, the Plan and any Options granted thereunder shall be null and void.

     1.3 Expiration Date. The Plan shall expire one day less than ten years from the date of the adoption of the Plan by the Board. In no event shall any Options be granted under the Plan after the expiration of the Plan.

Section 2. Definitions

     As used in the Plan, the following capitalized words shall have the meanings indicated below:

     "1934 Act" means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

     "Board" means the Board of Directors of the Company.

     "Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

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     "Committee" means the Compensation Committee appointed by the Board to administer the Plan in accordance with Section 3.1.

     "Common Stock" means, unless otherwise specified, all classes of Company common stock.

     "Common Stock Equivalent" means a security of the Company convertible into or exchangeable for shares of Common Stock and defined as a common stock equivalent for purposes of GAAP, excluding Options issued under this Plan.

     "Company" means Eldorado Bancshares, Inc., a Delaware corporation, or a successor corporation.

     "Director" means any individual who is a member of the Board.

     "Fair Market Value" means, with respect to a Share, the fair market value thereof as of the relevant date of determination determined in accordance with a valuation methodology approved by the Committee in good faith, but in no event less than the book value per Share.

     "GAAP" means Generally Accepted Accounting Principles as in effect in the United States, consistently applied.

     "Grant Date" means the effective date of an Option as specified by the Committee and set forth in the applicable Option Agreement.

     "Nonqualified Stock Option" means an Option which is not intended to meet the requirements for incentive stock options pursuant to Section 422 of the Code.

     "Option" means, individually or collectively, an option to purchase Shares awarded to a participant under Section 6 of the Plan.

     "Option Agreement" means the written agreement setting forth the terms and provisions applicable to each grant of Options under the Plan.

     "Parent" means a "parent corporation" as that term is defined in Section 424 of the Code.

     "Participant" means an individual selected by the Committee to receive an Option under the Plan.

     "Person" means a person as defined in Section 3(a)(9) of the 1934 Act, which definition shall include a "person" within the meaning of Section 13(d)(3) of the 1934 Act.

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     "Plan" means the 1997 Stock Option Plan set forth in this document, as hereafter amended from time to time in accordance with Section 8.

     "Rule 16b-3" means Rule 16b-3 promulgated under the 1934 Act, as amended, and any future regulation amending, supplementing or superseding such regulation.

     "Section 16 Individual" means a person who, with respect to Shares, is subject to Section 16 of the 1934 Act.

     "Shares" means, as of the adoption of the Plan by the Board, the shares of the Company common stock, par value $.01 per share and, upon the filing of the Amended and Restated Certificate of Incorporation contemplated by that certain Securities Purchase Agreement, dated February 13, 1997, among the Company and the other parties named therein, the shares of Company Class B Common Stock, par value $.01 per share.

     "Subsidiary" means a "subsidiary corporation" as that term is defined in
Section 424 of the Code.

     "Tier 1 Capital" means Tier 1 Capital as defined in Appendix A of Section 225 of Regulation Y promulgated by the Board of Governors of the Federal Reserve System (12 C.F.R. ss.225, Appendix A), and any comparable provision of any future legislation or regulation amending, supplementing or superseding such definition.

Section 3. Administration of the Plan

     3.1 The Committee. The Plan shall be administered by the Committee, which shall consist of no fewer than two Directors, who shall be appointed and serve at the pleasure of the Board. The Committee shall be comprised solely of Directors who are "non-employee directors" under Rule 16b-3 and who are "outside directors" under Section 162(m) of the Code.

     3.2 Authority of the Committee. The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, to interpret the provisions of the Plan and any Option Agreement, and to decide all disputes arising in connection with the Plan. The Committee's decisions and interpretations shall be final and binding.

Section 4. Eligibility

     4.1 Employees. All directors, employees and consultants of the Company, its Parent (if any), and any present and future Subsidiaries shall be eligible to be Participants in the Plan.

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Section 5. Stock Available for Options

     5.1 Number of Shares. (a) The maximum number of Shares as to which Options may be granted is referred to as the "Option Pool." As of December 31, 1997, the Option Pool shall be equal to 1,457,200 Shares(1), which is approximately equal to six percent (6.0%) of the sum of (i) the shares of Common Stock issued and outstanding as of December 31, 1997 and (ii) the number of Shares in the Option Pool as of that date.

     (b) After the adoption of this Plan by the Board and until such time as the Company has Tier 1 Capital of $125.0 million or more, if the Company issues any additional Common Stock or Common Stock Equivalents, the number of Shares in the Option Pool shall increase, automatically and without any further action by the Committee, the Board or the shareholders of the Company, such that the number of Shares in the Option Pool shall be equal to six percent (6.0%) of the sum of (i) the shares of Common Stock (and common stock equivalents) issued and outstanding immediately following such issuance and (ii) the number of Shares in the Option Pool, as increased pursuant to this subsection (b).

     (c) Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

     5.2 Lapsed, Forfeited or Expired Options. If any Option expires or is terminated before exercise or is forfeited for any reason, the Shares subject to such Option, to the extent of such expiration, termination or forfeiture, shall again be available for award under the Plan.

     5.3 Maximum Number of Shares to a Single Participant in any 12-month Period. In no event shall any Participant receive in any 12-month period Options under the Plan for more than one-half of the greatest number of Shares in the Option Pool during such 12-month period.

Section 6. Stock Options

     6.1 Grant of Options. Subject to the terms and provisions of the Plan, the Committee may award Options and determine the number of Shares to be covered by each Option, the exercise price therefor and any other conditions and limitations applicable to the exercise of the Option; provided, however, that unless the Committee otherwise determines, (i) the term of the Option shall be six years and (ii) the Shares that are the subject of the Option shall vest as follows:

-------------
(1)  Does not reflect the one-for-two reverse stock split effective September
     1998.

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                   Months                          Cumulative
                 from Grant                     Percentage Vested
                 ----------                     -----------------
                      6                               0.0%
                     12                               0.0%
                     18                              16.7%
                     24                              33.3%
                     30                              50.0%
                     36                              66.7%
                     42                              83.3%
                     48                             100.0%

     6.2 Exercise Price. The exercise price for each Option shall be determined by the Committee in its sole discretion.

     6.3 Restrictions on Option Transferability and Exercisability. Unless the Committee otherwise provides, no Option shall be transferable by the Participant other than by will or the laws of descent and distribution, and all Options shall be exercisable, during the Participant's lifetime, only by the Participant.

Section 7. General Provisions Applicable to Awards

     7.1 Investment Representations. Each Option shall be conditioned on the Participant making any representations required in the applicable Option Agreement. Each Option shall also be conditioned upon the making of any filings and the receipt of any authorizations required to comply with, or required to be obtained under, applicable law.

     7.2 Written Option Agreement. The terms and provisions of an Option shall be set forth in a written Option Agreement approved by the Committee and delivered or made available to the Participant as soon as practicable following the Grant Date. Each Option Agreement shall specify that the Option is a Nonqualified Stock Option.

     7.3 Determination of Restrictions on the Award. Unless the Plan otherwise provides, the vesting, exercisability, payment and other restrictions applicable to an Option (which may include, without limitation, restrictions on transferability or provision for mandatory resale to the Company) shall be determined by the Committee and set forth in the applicable Option Agreement. Notwithstanding the foregoing, the Committee may accelerate (i) the vesting of any Option or (ii) the date on which any Option first becomes exercisable.

     7.4   Change in Control. (a) Unless the Committee otherwise determines, if
(i) there is a Change in Control (as hereinafter defined) of the Company and
(ii) within two (2) years following such Change in Control, a Participant's employment by the Company is terminated without cause, then the portion of any


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outstanding Options held by such Participant which was unvested at the date of termination shall vest immediately, and the Options shall be exercisable by such Participant in accordance with the terms of the Plan and the Option Agreements representing such Options for a period of one (1) year following cessation of employment, but in no event after the expiration of the term of such Options.

     (b) For the purposes of the Plan, a Change in Control shall be deemed to have occurred if:

          (i) the Company consummates a reorganization, merger or consolidation of the Company, or sale or other disposition of all or substantially all of the assets of the Company (each a "Business Combination"), in each case unless immediately following the consummation of such Business Combination all of the following conditions are satisfied: (x) Persons, who, immediately prior to such Business Combination, were the beneficial owners of the voting securities entitled to vote generally in the election of directors of the Company (the "Outstanding Voting Securities"), beneficially own (within the meaning of Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, more than one-third (1/3) of, respectively, the then outstanding shares of common stock and the combined voting power of the then Outstanding Voting Securities entitled to vote generally in the election of directors, as the case may be, of the entity (the "Resulting Entity") resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries); (y) no Person (other than any limited partner of Dartmouth Capital Group, L.P. or shareholder of Dartmouth Capital Group, Inc., any employee benefit plan (or related trust) of the Company or the Resulting Entity) beneficially owns (within the meaning of Rule 13d-3), directly or indirectly, more than twenty percent (20.0%) of, respectively, the then outstanding shares of common stock of the Resulting Entity or the combined voting power of the then Outstanding Voting Securities of the Resulting Entity, except to the extent that such Person's beneficial ownership of the Company immediately prior to the Business Combination exceeded such threshold; and (z) at least one-half (1/2) of the members of the board of directors of the Resulting Entity were members of the Board of Directors of the Company at the time the Company's Board of Directors authorized the Company to enter into the definitive agreement providing for such Business Combination; or

          (ii) any Person (other than a limited partner of Dartmouth Capital Group, L.P. or a shareholder of Dartmouth Capital Group, Inc.) acquires beneficial ownership (within the meaning of Rule 13d-3) of more than twenty percent (20.0%) of the combined voting power (calculated as provided in Rule 13d-3 in the case of rights to acquire securities) of the then Outstanding Voting Securities of the Company; provided, however, that for purposes of this clause, the following acquisitions shall not constitute a


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     Change in Control: (x) any acquisition directly from the Company, (y) any acquisition by the Company and (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or

          (iii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

         (c) Notwithstanding any other provision of this Plan to the contrary, no Option shall become exercisable for any Shares as a result of the application of this Section 7.4, if for purposes of Section 280G of the Code and any temporary or final regulations promulgated thereunder, such a change in the vesting or cancellation provisions of the Option would result in the holder of the Option being deemed to receive, in the reasonable opinion of the Company's tax advisor, compensation constituting a "parachute payment" (as defined in Section 280G(b)(2) of the Code), which under the Code would not be deductible by the Company as an expense. The Committee, in its reasonable discretion, may modify the application of this Section 7.4 by reducing or eliminating the number of shares of Common Stock for which the Option would become exercisable as a result of this Section 7.4 or by deferring the acceleration of the vesting of such Option, in order to maximize consistent with the immediately preceding sentence, the number of Shares for which the Option will be exercisable following a Change of Control without giving rise to a parachute payment.

     7.5   Termination of Employment.

           7.5.1 Definitions. For purposes of the Plan and the Options granted hereunder, the following events shall not be deemed a termination of employment of a Participant: (i) a transfer to the employment of the Company from the Company's Parent (if any) or from a Subsidiary, or from the Company to a Parent (if any) or to a Subsidiary, or from one Subsidiary to another; or (ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Participant's right to employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing. For purposes of the Plan, the following events shall be deemed a termination of employment of a Participant without cause: (x) if the Company informs the Participant that it intends to change the nature or scope of the Participants responsibilities, title, authority, powers, functions or duties in a manner that from the Participant's perspective would represent a material adverse change from the responsibilities, title, authority, powers, functions or duties of the Participant immediately prior to the change or (y) if the Company involuntarily relocates the office of the Participant to any place outside a twenty-five (25) mile radius of the office in which the Participant works at the time the Option is granted.

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           7.5.2 Date of Termination of Employment. The date of a Participant's termination of employment for any reason shall be determined in the sole discretion of the Committee, provided that, for purposes of the Plan, the employment of employees of a Subsidiary or Parent (if any) shall be deemed to be terminated on the date on which such Subsidiary or Parent ceases to be a Subsidiary or Parent of the Company, as the case may be.

           7.5.3 Effect of Termination of Employment. Subject to the terms of
Section 7.4 hereof, the Committee shall have full authority to determine and specify in the applicable Option Agreement the effect, if any, that a Participant's termination of employment for any reason will have on the vesting, exercisability, payment or lapse of restrictions applicable to an outstanding Option, provided, however, that unless the Committee otherwise determines, a Participant shall be able to exercise an Option for a period of not less than ninety (90) days following the termination of the Participant's employment by the Company or a Subsidiary or Parent of the Company.

     7.6 Grant of Options. Each Option grant may be made alone, in addition to or in relation to any other grant. The terms of each Option grant need not be identical, and the Committee need not treat Participants uniformly.

     7.7 Settlement of Options. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the price therefor, if any, is received by the Company. Such payment may be made in whole or in part in cash or by certified or bank check or, to the extent permitted by the Committee at or after the Grant Date, by delivery of a note or Shares valued at their Fair Market Value on the date of delivery, or such other lawful consideration as the Committee shall determine.

     7.8 Withholding Requirements and Arrangements. The Participant shall pay to the Company or make provision satisfactory to the Committee for payment of any taxes required by law to be withheld in respect of Options granted under the Plan no later than the date of the event creating the tax liability. In the Committee's discretion, such tax obligations may be paid in whole or in part in Shares, including Shares retained from the Option exercise creating the tax obligation, valued at their Fair Market Value on the date of delivery. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

     7.9 Securities Law Restrictions on Awards to Section 16 Persons. Notwithstanding any other provision of the Plan, but subject always to Section 6.3, to the extent required to qualify for the exemption provided by Rule 16b-3 under the 1934 Act, (i) any Shares or other equity security offered under the Plan to a Section 16 Individual may not be sold for at least six (6) months after acquisition and (ii) any Option or other right related to an equity security issued under the Plan to a Section 16 Individual shall not be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title


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I of the Employee Retirement Income Security Act, or the rules thereunder, shall not be exercisable for at least six (6) months, and shall be exercisable during the Participant's lifetime only by the Participant or the Participant's guardian or legal representative.

     7.10 No Effect on Employment. The Plan shall not give rise to any right on the part of any Participant to continue in the employ of the Company, its Parent (if any) or any Subsidiary.

     7.11 No Rights as Shareholder. Subject to the provisions of the Plan and the applicable Option Agreement, no Participant shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until he or she becomes the holder thereof.

     7.12 Adjustments. Upon the happening of any of the following described events, a Participant's rights with respect to Options granted hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in the Option Agreement between the Participant and the Company.

           7.12.1 Recapitalizations. In the event Shares shall be subdivided or combined into a greater or smaller number of Shares or if, upon a merger, consolidation, reorganization, split-up, liquidation, combination, recapitalization or the like of the Company, Shares shall be exchanged for other securities of the Company or of another corporation, each Participant shall be entitled, subject to the conditions herein stated, to purchase such number of Shares or amount of other securities of the Company or such other corporation as were exchangeable for the number of Shares that such Participant would have been entitled to purchase except for such action, and appropriate adjustments shall be made in the purchase price per Share to reflect such subdivision, combination, or exchange.

                  7.12.2 Stock Dividends. In the event the Company shall issue any of its shares as a stock dividend upon or with respect to the Shares at the time subject to Option hereunder, each Participant upon exercising an Option shall be entitled to receive (for the purchase price paid upon such exercise) the Shares as to which he is exercising his Option and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such stock dividend or dividends were declared or paid, and such amount of cash in lieu of fractional shares, as he would have received if he had been the holder of the Shares as to which he is exercising his Option at all times between the date of grant of such Option and the date of its exercise.

                  7.12.3 Fractional Shares. No fractional Shares shall actually be issued under the Plan. Any fractional Shares which, but for this Section, would have been issued shall be deemed to have been issued and immediately sold to the Company for their Fair Market Value, and the Participant shall receive from the Company cash in lieu of such fractional Shares.

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           7.12.4 Further Adjustment. Upon the happening of any of the events described in Sections 7.12.1 or 7.12.2, the class and aggregate number of shares set forth in Sections 5.1 and 5.3 hereof that are subject to awards which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described in such Sections 7.12.1 or 7.12.2. The Committee shall determine the specific adjustments to be made under Sections 7.12.1 and 7.12.2.

Section 8. Amendment and Termination

     8.1 Amendment, Suspension, Termination of the Plan. The Board or the Committee may modify, amend, suspend or terminate the Plan in whole or in part at any time; provided, however, that no modification, amendment, termination or suspension of the Plan shall be made without shareholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement, including, without limitation, any requirement for exemptive relief under Section 16(b) of the 1934 Act; provided, further, that such modification, amendment, or termination shall not, without a Participant's consent, affect adversely the rights of such Participant with respect to any Option grant previously made.

     8.2 Amendment, Suspension, Termination of an Option. The Committee may modify, amend, or terminate any outstanding Option, including, without limitation, substituting therefor another Option or changing the date of exercise or vesting; provided, however, that the Participant's consent to such action shall be required unless the Committee reasonably determines that the action, taking into account any related action, would not adversely affect the Participant.

Section 9. Legal Construction

     9.1 Captions. The captions provided herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan or serve as a basis for interpretation or construction of the Plan.

     9.2 Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     9.3 Governing Law. The Plan and all rights hereunder shall be construed in accordance with and governed by the internal laws of the State of Delaware.